                                                                  Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             BRIO TECHNOLOGY, INC.



  The following Amended and Restated Certificate of Incorporation of Brio Technology, Inc. amends and restates the provisions of and supersedes the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 9, 1998 in its entirety.

                                   ARTICLE I

     The name of the corporation is BRIO TECHNOLOGY, INC. (the "Corporation").
                                                                -----------


                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware, County of New Castle, is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV

     Upon the filing of this Amended and Restated Certificate of Incorporation, every two shares of this Corporation's outstanding Common Stock and Preferred Stock shall be converted and reconstituted into one share of the like class and series of the Corporation's capital stock from which such shares were converted (the "Stock Split"). In lieu of the issuance of fractional shares, each
      -----------
fraction of a share shall be rounded down to the nearest whole share. All share amounts and amounts per share set forth in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Stock Split.
No further adjustment of any Dividend Preference, Liquidation Preference, Redemption Price, Conversion Price, or Protective Provisions pursuant to Sections 1, 2, 3, 4 or 6 respectively, of Part B of this Article IV shall be made as a result of the Stock Split.

     (A) Classes of Stock.  This corporation is authorized to issue two classes
         -----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock", each with a par value of $0.001 per share. The total number of shares which the corporation is authorized to issue is Nineteen Million One Hundred Twenty Five Thousand (19,125,000) shares. Thirteen Million
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Five Hundred Thousand (13,500,000) shares shall be Common Stock and Five Million
Six Hundred Twenty Five Thousand (5,625,000) shares shall be Preferred Stock.

     (B) Rights, Preferences, Privileges and Restrictions of Preferred Stock.
         -------------------------------------------------------------------
The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of 2,550,000 shares, the Series B Preferred Stock, which series shall consist of 2,200,000 shares, and the Series C Preferred Stock, which series shall consist of 875,000 shares, are as set forth below in this
Article IV(B).

     Except as to the Series A, Series B and Series C Preferred Stock and except as otherwise provided in this Certificate of Incorporation, the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors, except as otherwise provided in this Certificate of Incorporation, is also authorized to decrease the number of shares of any series, excluding the Series A, Series B and Series C Preferred Stock, subsequent to the issuance of shares that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         1.         Dividend Provisions.  The holders of shares of Series A,
                    -------------------
Series B and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this Corporation, at the rate of (i) $0.14 per share of Series A Preferred Stock then held thereby, $0.28 per share of Series B Preferred Stock then held thereby and $0.70 per share of Series C Preferred Stock then held thereby, per annum or, if greater (as determined on an as-converted basis), (ii) an amount equal to that paid on any other outstanding shares of this corporation, whenever funds are legally available therefor, payable when, as and if declared by the Board of Directors. No dividend shall be declared and/or paid with respect to any series of Preferred Stock unless a dividend is declared and/or paid with respect to each series of outstanding Preferred Stock at a rate that is no less favorable than $0.14 for each share of Series A Preferred Stock, $0.28 for each share of Series B Preferred Stock and $0.70 for each share of Series C Preferred Stock. Such dividends shall not be cumulative.

         2.         Liquidation Preference.
                    ----------------------

                    (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal $1.54 per share of Series A Preferred Stock,

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$2.834 per share of Series B Preferred Stock and $7.04 per share of Series C
Preferred Stock then held thereby plus any declared but unpaid dividends thereon (the "Series A Liquidation Preference," the "Series B Liquidation Preference" and the "Series C Liquidation Preference," respectively). If, upon the occurrence of such an event, the assets and property thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, the full Series B Liquidation Preference and the full Series C Liquidation Preference, then the assets and property of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the aggregate preferential amounts owed such holders of the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock upon a liquidation, dissolution or winding up of the corporation.

                    (b) After the distributions described in subsection (a) above have been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock); provided that at
                                                                -------------
such time as the holders of (i) Series A Preferred Stock shall have received an aggregate amount of $4.62 per share of Series A Preferred Stock they own, (ii) the Series B Preferred Stock shall have received an aggregate of $8.50 per share of Series B Preferred Stock they own and (iii) the Series C Preferred Stock shall have received an aggregate of either (1) if the transaction giving rise to the distribution occurs prior to June 30, 1998, $14.08 per share of Series C Preferred Stock they own, or (2) if the transaction giving rise to the distribution occurs on or after June 30, 1998, $21.12 per share of Series C Preferred Stock they own, (including, for all distributions to the holders of Series A, Series B or Series C Preferred Stock hereunder, all amounts paid to such holders pursuant to subsections (a) and (b) of this Section 2), such shares shall be considered fully paid and the holders thereof shall be entitled to no further distributions pursuant to this subsection 2(b) with respect to such shares or shares assumed to be issued upon conversion thereof.

                    (c) For purposes of this Section 2, (i) any acquisition of this corporation by means of merger or other form of corporate reorganization in which the shareholders of this corporation do not own a majority of the outstanding shares of the surviving corporation or (ii) a sale of all or substantially all of the assets of this corporation shall be treated as a liquidation, dissolution or winding up of this corporation and shall entitle the holders of Preferred Stock and Common Stock to receive at the closing cash, securities or other property as set forth in Sections 2(a) and 2(b) above.

                    (d) Any securities to be delivered to the holders of the Preferred Stock and/or Common Stock pursuant to Section 2(c) above shall be valued as follows:

                        (i) Securities not subject to investment letter or other similar restrictions on free marketability:

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

                            (A) If traded on a securities exchange or the Nasdaq
National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three
(3) days prior to the closing;

                            (B) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                            (C) If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors of this corporation.

                        (ii) The method of valuation of securities subject to investment letter of other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
(B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of this corporation.

                    (e) In the event the requirements of subsection 2(c) are not complied with, the corporation shall forthwith either:

                        (i) cause such closing to be postponed until such time as the requirements of this Section 2(c) have been complied with, or

                        (ii) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(f) hereof.

                    (f) The corporation shall give each holder of record of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock written notice of such a Section 2(c) transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of Section 2(c), and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding, voting together as a single class.


         3.         Redemption.
                    ----------

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                    (a) On or at any time after June 30, 2002, or at such
earlier time if it shall obtain the prior written consent of the holders of 66-2/3% of the then outstanding shares of Preferred Stock, this corporation may, at such time as and to the extent that it may lawfully do so, redeem in whole or in part the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock by paying in cash therefor to the holders thereof a sum equal to $1.54 per share of Series A Preferred Stock, $2.834 per share of Series B Preferred Stock and $7.04 per share of Series C Preferred Stock then held thereby plus all accrued but unpaid dividends thereon (such amount being referred to in this Section 3 as the "Redemption Price").

                    (b) (i) In the event of any redemption of only a part of the then outstanding Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock this corporation shall effect such redemption pro rata according to the number of shares held by each holder thereof. In the event of any redemption of all or part of the then outstanding Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock any holder thereof may avoid all or part of such redemption by converting into Common Stock, pursuant to Section 4 below, up to that number of shares of such holder's Preferred Stock scheduled to be redeemed in such redemption. Such holder may condition such conversion on deposit by the corporation of the Redemption Price for the shares to be redeemed pursuant to subsection 3(b)(iv) below.

                        (ii) At least 30 but no more than 60 days prior to the date fixed for any redemption of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock (the "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder or given by the holder to this corporation for the purpose of notice, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(b)(iii), on or after the Redemption Date, each holder of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                        (iii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock designated for redemption in the

Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares in accordance with the provisions of paragraph 3(b)(i) hereof. The shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed.

                        (iv) Three days prior to the Redemption Date, this corporation shall deposit the Redemption Price of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by this corporation pursuant to this subsection 3(b)(iv) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any monies deposited by this corporation pursuant to this subsection 3(c)(iv) remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to this corporation, provided that the shareholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock and payment of any bond requested by the Company, to receive such monies but without interest from the Redemption Date.

         4.         Conversion.  The holders of the Series A Preferred Stock,
                    ----------
Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):


                    (a) Right to Convert.
                        ----------------

                        (i) Subject to subsection (c), each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of this corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined (A) in the case of the Series A Preferred Stock, by dividing $1.54 for each share of Series A Preferred Stock by the Conversion Price at the time in effect for such share, (B) in the case of the Series B Preferred Stock, by dividing $2.834 for each share of Series B Preferred Stock by the Conversion Price at the time in effect for such share and (C) in the case of the Series C Preferred Stock, by dividing $7.04 for each share of Series C Preferred Stock by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series A Preferred Stock shall be $1.54 per share; the initial Conversion Price for shares of Series B Preferred Stock shall be $2.834 per share; the initial Conversion Price for shares of Series C Preferred Stock shall be $7.04 per share; provided, however, that each such Conversion Price shall be subject to adjustment as set forth in subsection 4(c).

                        (ii) In the event of a call for redemption of any shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock pursuant to Section 3 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date, unless default is made in payment of the Redemption Price.

                        (iii) Each share of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock immediately upon the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to this corporation of at least $10,000,000 and the public offering price of which is not less than $7.00 per share (adjusted to reflect stock dividends, stock splits or recapitalizations effected after the filing date hereof).

                    (b) Mechanics of Conversion. Before any holder of Series
                        -----------------------
A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                    (c) Conversion Price Adjustments of Preferred Stock. The
                        -----------------------------------------------
Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

                        (i) (A) If the corporation, at any time or from time to time after the date of the first issuance of shares of a particular series of Preferred Stock (in each case a "Purchase Date" with respect to such series), shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued; provided that for the purposes of this subsection, all shares of Common Stock issuable upon exercise of outstanding options and warrants and/or upon conversion of outstanding convertible securities (including outstanding Preferred Stock), shall be deemed to be outstanding, and immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                            (B) No adjustment of the Conversion Price for the
Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                            (C) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                            (D) In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                            (E) In the case of the issuance, whether before, on
or after the Purchase Date of the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                                1. The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and 4(c) (i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                                2. The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and 4(c)(i)(D)).

                               3. In the event of any change in the number of
shares of Common Stock deliverable or any increase in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                4. Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

                                5. All Common Stock deemed issued pursuant to
this subsection 4(c)(i)(E) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the corporation's Common Stock under the provisions of this Section 4.

                        (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by this corporation on or after the Purchase Date other than shares of Common Stock issued or issuable

                            (A) pursuant to a transaction described in
subsection 4(c)(iii) hereof,

                            (B) up to 2,058,398 shares of Common Stock (plus any
increase unanimously approved by the Board of Directors), issuable to officers, directors, employees and consultants of this corporation directly or pursuant to a stock option plan or restricted stock plan,

                            (C) in connection with capital equipment leases
approved by the Board of Directors,

                            (D) upon conversion of the Preferred Stock, or

                            (E) upon exercise of a warrant issued in connection
with the acquisition of Brio Technology Limited.

                        (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 4 (c)
(i)(E).

                        (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                            (d) Other Distributions. In the event this
                                -------------------
corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                            (e) Recapitalizations. If at any time or from time
                                -----------------
to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock, the Series B

Preferred Stock and the Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                            (f) No Impairment. This corporation will not, by
                                -------------
amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock against impairment.

                            (g) No Fractional Shares and Certificate as to
                                ------------------------------------------
Adjustments.
-----------

                                (i) No fractional shares shall be issued upon
conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                (ii) Upon the occurrence of each adjustment or
readjustment of any Conversion Price of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock.

                            (h) Notices of Record Date. In the event of any
                                ----------------------
taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                            (i) Reservation of Stock Issuable Upon Conversion.
                                ---------------------------------------------
This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                            (j) Notices. Any notice required by the provisions
                                -------
of this Section 4 to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

         5.         Voting Rights.
                    -------------

                    (a) Except as set forth in (b) below, the holder of each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

                    (b) The holders of Preferred Stock shall be entitled, voting as a separate class, to elect three directors of the Corporation at each annual election of directors. The remaining directors of the Corporation shall be elected by the holders of the Common Stock, voting as a separate class. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a class of stock pursuant to this subsection 5(b), the remaining directors so elected by that class may, by the affirmative vote of a majority thereof (or the remaining director, if there be but one), elect a successor to hold office for the unexpired term of the director or directors whose place shall be vacant. In the case of vacancies in the offices of all directors elected by the holders of a class of stock, the vacancies shall be filled by successors elected by the holders of the class of stock originally entitled to elect such directors hereunder as provided in the Delaware General Corporation Law. Any director who shall have been elected by the holders of a class of stock or by any directors so elected as provided in the next preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by and only by the affirmative vote of the holders of the shares of the class of stock which elected such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class represented at such meeting or pursuant to such written consent.

         6.         Protective Provisions.  So long as shares of Preferred Stock
                    ---------------------
are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as one class except where otherwise required by law;

                    (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of;

                    (b) create any new class or series of stock or any other securities convertible into equity securities of the corporation (i) having a preference over, or being on a parity with, the Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Preferred Stock under this Section 6;

                    (c) do any act or thing which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);

                    (d) Alter or change the rights, preferences or privileges of such series of Preferred Stock;

                    (e) Increase the number of directors to more than six; or

                    (f) Increase the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock.

         7.         Status of Converted or Redeemed Stock.  In the event any
                    -------------------------------------
shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation, and the Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

         8.         Repurchase of Shares.  In connection with repurchases by
                    --------------------
this corporation of its Common Stock pursuant to its agreements with certain of the holders thereof providing for such repurchases in the event of the termination of the status of such holder as an employee, director or consultant to the Company, each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California General Corporation Law, to distributions made by the corporation with respect to such repurchases.

     (C) Common Stock.
         -------------

         1.  Dividend Rights.  Subject to the prior rights of holders of
             ---------------
all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

         2.  Liquidation Rights.  Upon the liquidation, dissolution or
             ------------------
winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

         3.  Redemption.  The Common Stock is not redeemable.
             ----------

         4.  Voting Rights. The holder of each share of Common Stock
             -------------
shall have the right to one vote, and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.


                                   ARTICLE V

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.


                                   ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.



                                  ARTICLE VIII

  Immediately upon the closing of the Corporation's first public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the corporation's securities (as that term is defined under the Securities Act of 1933, as then in effect) no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

                                   ARTICLE IX

  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE X

     "Listing Event" as used in this Certificate of Incorporation shall mean the
      --------------
Corporation becoming a "Listed Corporation" within the meaning of Section 301.5
                        ------------------
of the California Corporations Code. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, its directors and its stockholders or any class thereof, as the case may be, it is further provided that, effective upon the occurrence of the Listing Event:

     (i) The Board of Directors of the Corporation shall divide the directors into two classes, as nearly equal in number as reasonably possible with the term of office of the first class to expire at the 1999 annual meeting of stockholders or any special meeting in lieu thereof and the term of office of the second class to expire at the 2000 annual meeting of stockholders or any special meeting in lieu thereof. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

     (ii) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office of other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director. In the event of any increase or decrease in the authorized number of directors,
(a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation and
(b) the newly created or eliminated directorships resulting from such increase or decrease shall if reasonably possible be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. Notwithstanding the foregoing provisions of this Article X, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (iii) There shall be no right with respect to shares of stock of the corporation to cumulate votes in election of directors.

     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     Executed at _______________, California, on ____________________.


                                           __________________________________
                                           Yorgen Edholm,        President


                                           __________________________________
                                           Mark B. Weeks,        Secretary